Exhibit 5.1

September 21, 2007

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and JPMorgan Chase Capital XXV, JPMorgan Chase Capital XXVI, JPMorgan Chase Capital XXVII, JPMorgan Chase Capital XXVIII, JPMorgan Chase Capital XXIX, JPMorgan Chase Capital XXX, JPMorgan Chase Capital XXXI and JPMorgan Chase Capital XXXII (collectively, the “Trusts”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by the Trusts of preferred securities representing beneficial ownership interests in such Trusts (the “Preferred Securities”), (ii) the issuance by the Company of junior subordinated deferrable interest debentures (the “Debentures”) and (iii) the issuance by the Company of unconditional and irrevocable guarantees (the “Guarantees”) with respect to the obligations of the respective Trusts under the Preferred Securities. The Preferred Securities, the Debentures and the Guarantees are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.

JPMorgan Chase Capital XXV

September 21, 2007

The Debentures will be issued under an Indenture (the “Indenture”) dated as of December 1, 1996, as supplemented from time to time by one or more supplemental indentures, among the Company and The Bank of New York, as debenture trustee (the “Debenture Trustee”).

The Guarantees will be issued pursuant to a Guarantee Agreement (the “Guarantee Agreement”) between the Company and The Bank of New York, as guarantee trustee (the “Guarantee Trustee”).

We have examined the Registration Statement, the form of Debenture, the Indenture, the supplemental indentures thereto executed prior to the date hereof and the form of Guarantee Agreement, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Trusts.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture and the supplemental indentures thereto executed prior to the date hereof are the valid and legally binding obligations of the Debenture Trustee. We have assumed further that at the time of execution, authentication, issuance and delivery of the Guarantees, the Guarantee Agreement will be the valid and legally binding obligation of the Guarantee Trustee. We have assumed further that at the time of execution, authentication, issuance and delivery of the Guarantees, the Guarantee Agreement will have been duly authorized, executed and delivered by the Company and the Guarantee Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

JPMorgan Chase Capital XXV

September 21, 2007

1.        With respect to the Debentures, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debentures, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debentures, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debentures will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.        With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board, (b) the due execution, authentication, issuance and delivery of the Preferred Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of such agreement and (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption Legal Opinions in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP